Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-126942 and 333-126943 on Forms S-8 of our reports dated March 14, 2006, relating to the consolidated financial statements and financial statement schedule of ITC Holdings Corp. and subsidiaries, and management’s report on the effectiveness of internal control over financial reporting appearing in this Annual Report on Form 10-K of ITC Holdings Corp. for the year ended December 31, 2005.
/s/ DELOITTE & TOUCHE LLP

Detroit, Michigan
March 14, 2006